Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2025 relating to the financial statements of Klaviyo, Inc. and the effectiveness of Klaviyo, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Klaviyo, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 19, 2025